Exhibit 10.1
PLAN SUPPORT AGREEMENT
          This PLAN SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of December 20, 2009 by and among the following parties:
          (a) Tronox Incorporated and its affiliated debtors and debtors in possession (collectively, “Tronox”);
          (b) the Official Committee of Unsecured Creditors (the “Creditors’ Committee”);
          (c) the United States of America (the “United States”); provided, that the United States, by its execution and delivery of this Agreement, shall have no obligations hereunder except as explicitly set forth herein;
          (d) the undersigned holders (collectively, the “Noteholders”) of 9.5% Unsecured Notes due December 1, 2012 (the “Notes”), issued pursuant to that certain indenture, dated as of November 21, 2005, by and among Tronox Worldwide LLC and Tronox Finance Corp. as issuers, Tronox Incorporated and certain domestic subsidiaries thereof as guarantors, and Wilmington Trust Bank, N.A. as trustee;
          (e) Michael E. Carroll, in his sole capacity as a member of Creditors’ Committee and holder of a Tort Claim (as defined in the Term Sheet) who, with and through counsel, has been active in Term Sheet negotiations and has made the judgment that the treatment proposed for Tort Claims in the Term Sheet (assuming the treatment in the Term Sheet is consistent with his understanding of the treatment agreed to among the Parties) is fair and reasonable under the circumstances of the Tronox chapter 11 cases;
          (f) Rio Algom Mining, LLC, in its sole capacity as a member of the Creditors’ Committee and holder of a non-governmental CERCLA Claim; and
          (g) the undersigned attorneys for certain parties, as representatives (the “Representatives”) of such parties, provided, that the Representatives shall be obligated only with respect to Section 9 hereof.
          Each party named above, with the exception of the Representatives, is a “Party”, and collectively, the “Parties”.
RECITALS
          WHEREAS, on January 12, 2009, Tronox commenced voluntary cases under chapter 11 of 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, based on various factors, which Tronox has extensively considered, Tronox has determined that the consummation of a standalone reorganization through a chapter 11 plan is in the best interests of its estates and all stakeholders;

          WHEREAS, the members of the Creditors’ Committee, the United States and the Noteholders each hold a claim or claims against Tronox, as defined in section 101(5) of the Bankruptcy Code (each such claim, a “Claim”);
          WHEREAS, upon entry of the Interim DIP Order (as defined below) and satisfaction of the conditions precedent set forth in the DIP to Exit Credit Agreement (as defined below), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), as sole lead arranger and joint bookrunner (in such capacities, the “Replacement Facility Arranger”), will provide, in accordance with the terms and conditions of that certain Senior Secured Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of December 20, 2009 and attached hereto as Exhibit A (the “DIP to Exit Credit Agreement”), replacement senior secured debtor-in-possession financing that will convert into exit financing under, and upon the effectiveness of, the Plan (as defined below) (the “DIP to Exit Facility”);
          WHEREAS, the Noteholders and certain other entities have agreed to provide a new money investment to be provided in accordance with the terms and conditions of that certain Equity Commitment Agreement, dated as of December 20, 2009, and attached hereto as Exhibit B (the “Commitment Agreement”);
          WHEREAS, the Parties now desire Tronox to file, obtain confirmation of, and consummate a chapter 11 plan of reorganization in accordance with the terms and conditions set forth in the term sheet annexed hereto as Attachment 1, as such term sheet may be amended from time to time in accordance with the terms of this Agreement (the “Term Sheet”, and such plan of reorganization, the “Plan”);1
          WHEREAS, the Parties have engaged in good faith negotiations with each other and with the objective of reaching an agreement with regard to the Plan and the Term Sheet;
          WHEREAS, each Party has reviewed, or has had the opportunity to review, this Agreement and the Term Sheet with the assistance of professional legal advisors of its own choosing;
          WHEREAS, each Party desires to support the Plan, to the extent consistent in all material respects with the Term Sheet; and
          WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court of the Plan and the associated disclosure statement (as the same may be amended pursuant to this Agreement from time to time in accordance with this Agreement, the “Disclosure Statement”), each of which shall be consistent with the Term Sheet, the following sets forth the agreement between the Parties concerning their respective obligations.
          WHEREAS, the Parties require that, as a condition of their willingness to execute this Agreement, the Debtors exercise their rights under the Asset and Equity Purchase

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Term Sheet.

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Agreement between Tronox Incorporated and certain of its affiliates, on the one hand, and Huntsman Pigments LLC, Huntsman Australia R&D Company Pty Ltd and Huntsman Corporation, on the other hand, dated as of August 28, 2009, not to pursue further the sale of substantially all of their operating assets.
AGREEMENT
          NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
     1. Term Sheet and Plan of Reorganization.
          The Term Sheet is incorporated herein by reference and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Plan are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the terms of this Agreement shall govern.
     2. Effectuating the Plan.
          To implement the Plan, the Parties have agreed, on the terms and conditions set forth herein, that Tronox shall use reasonable best efforts to effectuate the Plan, and without limiting the foregoing, shall use its reasonable best efforts to take all actions necessary and appropriate to:
               (a) on or prior to December 31, 2009, and in any event concurrently with the filing of the DIP Motion and the Commitment Agreement Motion (each as defined below), file a motion with the Bankruptcy Court, seeking the entry of an order approving this Agreement and authorizing the Parties entering into, and performing under, this Agreement (the “PSA Motion”);
               (b) on or prior to December 31, 2009, and in any event concurrently with the filing of the DIP Motion and the PSA Motion, file a motion with the Bankruptcy Court, seeking the entry of an order approving the Commitment Agreement and authorizing the parties thereto entering into, and performing under, the Commitment Agreement (the “Commitment Agreement Motion”);
               (c) on or prior to December 31, 2009 and in any event concurrently with the filing of the PSA Motion and the Commitment Agreement Motion, file a motion (the “DIP Motion”) with the Bankruptcy Court seeking (i) the entry of an interim order substantially in the form attached hereto as Exhibit C or otherwise in form and substance satisfactory to the Replacement Facility Arranger (the “Interim DIP Order”) on or prior to January 10, 2010, and (ii) the entry of a final order (the “Final DIP Order” and together with the Interim DIP Order, collectively, the “DIP Orders”) containing substantially the same terms as the Interim Order (except as otherwise expressly set forth in the Interim Order) or otherwise in form and substance satisfactory to the Replacement Facility Arranger, as expeditiously as practicable under the

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Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bankruptcy Court’s local rules (such federal and local rules, the “Bankruptcy Rules”), but in any event on or prior to January 10, 2010, which DIP Orders shall (i) authorize Tronox to enter into, and perform its obligations in respect of, the DIP to Exit Facility, (ii) approve the repayment of the indebtedness owing to the Existing Secured Creditors, and (iii) approve the liens, superpriority administrative claims and other protections provided to the Replacement Facility Arranger, the lenders under the DIP to Exit Facility (collectively, the “Replacement Lenders”), the escrow agent under the DIP to Exit Facility (the “Replacement Escrow Agent”), the lender counterparties to hedging agreements permitted under the DIP to Exit Credit Facility (the “Replacement Lender Hedging Parties”) and the respective administrative, collateral, syndication and other agents for the Replacement Lenders under the DIP to Exit Credit Facility (collectively, the “Replacement Agents,” and together with the Replacement Facility Arranger, the Replacement Lenders, the Replacement Escrow Agent and the Replacement Lender Hedging Parties, the “Replacement Lender Parties”) (for the avoidance of doubt, the PSA Motion, the Commitment Agreement Motion, and the DIP Motion may be filed as a single motion, which may be approved through one or more order of the Bankruptcy Court);
               (d) move the Bankruptcy Court to enter an order approving the Disclosure Statement (the “Disclosure Statement Order”) as expeditiously as practicable under the Bankruptcy Code and the Bankruptcy Rules and, in any event, have the Disclosure Statement Order entered on or prior to April 30, 2010 (or, in the event that Tronox extends the term of the Replacement DIP Facility past the initial six month term pursuant to the Facility Extension Option described below, on or about June 30, 2010);
               (e) solicit the requisite acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and the terms of the Disclosure Statement Order;
               (f) move the Bankruptcy Court to confirm the Plan as expeditiously as practicable under the Bankruptcy Code and the Bankruptcy Rules, and, in any event, have the order confirming the Plan entered on or prior to June 30, 2010 or, in the event a Facility Extension Notice has been delivered pursuant to the DIP to Exit Credit Agreement, August 31, 2010; and
               (g) consummate the Plan as expeditiously as practicable in accordance with its terms and the terms of this Agreement.
     3. Commitments of the Parties to this Agreement.
          (a) Support of Plan.
          As long as a Termination Event (as defined herein) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each Party hereto agrees for itself, that it will:
i.	consent to and support the entry of the DIP Orders and Tronox entering into and performing under the DIP to Exit Facility

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pursuant to the terms of the DIP to Exit Credit Agreement and the DIP Orders;
ii.	promptly upon execution of this Agreement, negotiate in good faith to prepare the Definitive Restructuring Documentation, which shall contain provisions consistent with this Agreement and the Term Sheet and such other provisions as are mutually acceptable to the Parties;

iii.	from and after the date hereof not directly or indirectly seek, solicit, support or vote in favor of, as applicable, any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of Tronox that could reasonably be expected to prevent, delay or impede solicitation, confirmation or consummation of the Plan or any document filed with the Bankruptcy Court in furtherance of soliciting or confirming the Plan or consuming the transactions contemplated thereby;

iv.	agree, if applicable, to permit disclosure in the Disclosure Statement and any filings by Tronox with the Securities and Exchange Commission of the contents of this Agreement;

v.	following receipt of the Disclosure Statement and other related solicitation materials approved by the Bankruptcy Court, vote all Claims that it holds or controls, if any, in favor of the Plan by delivering its duly executed and timely completed ballot or ballots accepting the Plan to the balloting agent for the Plan, and it shall not thereafter withdraw or change such vote so long as the Plan and Disclosure Statement are not modified except in accordance with this Agreement;

vi.	not object to or otherwise commence any proceeding or take any other action opposing any of the terms of this Agreement, the Disclosure Statement or the Plan; and

vii.	in the case of the Creditors’ Committee, recommend its members to vote in favor of the Plan.
          (b) Transfers of Claims.
          Each Noteholder may sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Claims (or any right related thereto and including any voting rights associated with such Claims, provided, that the transferee thereof (i) agrees in writing, prior to such Transfer, to assume the rights and obligations of the selling Party under this Agreement and (ii) promptly delivers such writing to Tronox (each such transferee becoming, upon the Transfer, a Party hereunder). Any sale,

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transfer or assignment of a Claim that does not comply with the procedure set forth in the first sentence of this Subsection 3(b) shall be deemed void ab initio.
          (c) Representations of the Noteholders.
          Each Noteholder represents, with respect to itself only, that, as of the date hereof:
i.	it is the owner and/or the investment advisor or manager for the owner of such Claims set forth opposite its name on Schedule 1 hereto (collectively, the “Relevant Claims”);

ii.	it has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or any part, any portion of its right, title or interest in the Relevant Claims; and

iii.	Except as otherwise set forth on its respective signature page, it has full power to vote the aggregate principal amount of the Relevant Claims.
     4. Mutual Representations, Warranties, and Covenants.
     Each Party makes the following representations and warranties, solely with respect to itself, to each of the other Parties:
          (a) Enforceability.
          Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          (b) No Consent or Approval.
          Except as expressly provided in this Agreement, no consent or approval is required by any other entity for it to carry out the provisions of this Agreement; provided, however, that it is understood that under applicable statute or law, the ability of the United States to execute or enter into definitive agreements consistent with the Term Sheet may be subject to a notice period and an opportunity for public comment and approval from various officials.
          (c) Power and Authority.
          It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Plan.

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          (d) Authorization.
          The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.
          (e) No Conflicts.
          The execution, delivery and performance of this Agreement does not and shall not: (a) violate any provision of law, rule or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
     5. No Waiver of Participation and Preservation of Rights.
     This Agreement and the Plan are part of a proposed settlement of disputes among the Parties. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, if a Tronox Termination Event or Agreement Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.
     6. Acknowledgement.
     This Agreement and the Plan and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Tronox will not solicit acceptances of the Plan from any holder of a Claim in any manner inconsistent with the Bankruptcy Code or applicable nonbankruptcy law.
     7. Termination.
          (a) This Agreement shall expire automatically without any further required action or notice upon the occurrence of (x) any Tronox Termination Event; provided, however, solely in the case of the occurrence of an event described in clauses (i) or (ii) of the definition of “Tronox Termination Event,” that this Agreement shall not terminate pursuant to this clause (x) unless and until Noteholders representing more than thirty-three percent (33%) of the aggregate amount of all Noteholders’ Relevant Claims are then in breach of any material covenant, representation, warranty or other provision set forth in clause (i) or (ii) of the definition of “Tronox Termination Event,” or (y) any Agreement Termination Event, unless the occurrence of such Agreement Termination Event is waived in writing by Noteholders representing more than sixty-seven percent (67%) of the aggregate amount of all Noteholders’ Relevant Claims. Upon the expiration of this Agreement, any and all acceptances in favor of the Plan by the Noteholders prior to such expiration shall be deemed, for all purposes, to be null and void and shall not be considered or otherwise used in any manner by Tronox in connection with this Agreement.

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          (b) Termination Events.
          The term “Tronox Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Tronox Termination Event and whether it is voluntary or involuntary):
i.	(A) A Noteholder shall have breached any material covenant or provision of this Agreement; (B) Tronox shall have delivered written notice to the other Parties of any such Noteholder breach; and (C) any such breach shall have remained uncured by the breaching Noteholder for a period of five (5) business days from the receipt of such notice;

ii.	(A) Any representation or warranty in this Agreement made by a Noteholder shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) Tronox shall have delivered written notice to the other Parties of any such Noteholder breach, and (C) any such breach shall have remained uncured by the breaching Noteholder for a period of five (5) business days from the receipt of such notice;

iii.	There shall have been issued any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement.
          The term “Agreement Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Agreement Termination Event and whether it is voluntary or involuntary):
i.	Any Party other than a Noteholder shall have breached any material covenant or provision of this Agreement, (B) any non-breaching Party shall have delivered written notice to the other Parties of any such breach, and (C) such breach shall have remained uncured by such breaching Party for a period of five (5) business days from the receipt of such notice;

ii.	(A) Any representation or warranty in this Agreement made by a Party other than a Noteholder shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) any non-breaching Party shall have delivered written notice to the other Parties of any such breach, and (C) such breach shall have remained uncured by such breaching Party for a period of five (5) business days from the receipt of such notice;

iii.	(A) Any material term or condition of any of the Definitive Restructuring Documentation shall be (whether due to an order of

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the Bankruptcy Court or otherwise) materially different and adverse to any Party than as agreed by the Parties except to the extent such materially different and adverse term or condition is agreed by each such adversely affected Party, (B) any Party shall have delivered written notice to the other Parties of any such event, and (C) such event shall have remained uncured for a period of five (5) business days;
iv.	There shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that adversely affects the benefits intended to be received by the Parties hereunder, or prevents Tronox from consummating the transactions contemplated by this Agreement, and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of Tronox or any of its affiliates or (B) in all other circumstances, such order shall not have been stayed, reversed, or vacated within fifteen (15) days after such issuance or reinstatement;

v.	Unless Tronox, the Noteholders, and the Creditors’ Committee agree otherwise:
a.	Tronox shall not have obtained an interim order from the Bankruptcy Court approving Tronox’s entry into the Commitment Agreement and this Agreement on or before December 31, 2009;

b.	the governmental entities set forth on Schedule 1 shall not have executed the Environmental Settlement Documents on or prior to June 30, 2010;

c.	the Confirmation Order shall not have been entered by the Bankruptcy Court on or before June 30, 2010 or, in the event a Facility Extension Notice has been delivered pursuant to the DIP to Exit Credit Agreement, August 31, 2010; and

d.	the Plan and the transactions contemplated therein shall not have been consummated on or before June 30, 2010 or, in the event a Facility Extension Notice has been delivered pursuant to the DIP to Exit Credit Agreement, September 30, 2010;
vi.	Upon the written consent of the Parties hereto;

vii.	The Commitment Agreement shall have been terminated by any of the parties thereto pursuant to the terms thereof;

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viii.	The conditions to the consummation of the transactions set forth in the Commitment Agreement cannot, in the reasonable opinion of the Noteholders, be satisfied on or prior to June 30, 2010 or, in the event a Facility Extension Notice has been delivered pursuant to the DIP to Exit Credit Agreement, September 30, 2010.

ix.	The Bankruptcy Court shall have granted relief that is inconsistent with the Term Sheet or the Plan and adverse, in any material respect, to any Party;

x.	A trustee or examiner with enlarged powers shall have been appointed under sections 1104 or 1105 of the Bankruptcy Code for service in the Chapter 11 Cases; and

xi.	One or more of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code or otherwise dismissed.
          A Tronox Termination Event and an Agreement Termination Event shall each be a “Termination Event”.
     8. Miscellaneous Terms.
          (a) Binding Obligation; Assignment.
          Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives and the Replacement Lender Parties. The Replacement Lender Parties shall be intended third party beneficiaries under this Agreement and shall be entitled to enforce the provisions hereof. Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties, the Replacement Lender Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement. Notwithstanding the foregoing, or anything to the contrary in this Agreement, this Agreement shall be binding on the United States only insofar as set forth under the section “Scope of United States Obligations under Plan Support Agreement and Term Sheet” in the Term Sheet.
          Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 3(c) hereof.
          (b) Further Assurances.
          The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

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          (c) Headings.
          The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.
          (d) Governing Law.
          THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.
          (e) Specific Performance.
     The Parties hereby acknowledge that the rights of the Parties under this Agreement are unique and that remedies at law for breach or threatened breach of any provision of this Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Agreement, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.
          (f) Complete Agreement, Interpretation and Modification.
i.	Complete Agreement. This Agreement, the Plan, the Term Sheet, the Commitment Agreement and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto.

ii.	Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

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iii.	Modification of this Agreement and the Plan. The Plan and this Agreement (including the Term Sheet) may only be modified, altered, amended or supplemented, or otherwise deviated from by waiver, consent or otherwise, by an agreement in writing signed by (x) Tronox and each other Party hereto, and (y) to the extent any such modification, alteration, amendment, supplement or deviation is inconsistent with the terms of the Credit Documents (as defined in the DIP to Exit Credit Agreement) or adversely affects the interests, liens, rights, remedies, benefits or other protections of the Lenders under the Credit Documents or the DIP Orders or the credit risks under the Credit Documents, the Replacement Administrative Agent and the requisite Replacement Lenders; provided, however, that with respect to the Noteholders, the agreement of at least sixty-three percent (63%) of the aggregate amount of all Relevant Claims of the Noteholders shall be sufficient to bind all Noteholders; provided, further, however, that Tronox may make technical and non-material modifications to the Plan without the consent of the Parties.
          (g) Conditions to Effectiveness.
          This Agreement shall become effective upon the satisfaction of the following conditions precedent (unless waived by the Parties in their respective sole discretion):
i.	Each Party hereto shall have duly executed and delivered a counterpart to this Agreement to each other Party hereto;

ii.	The Bankruptcy Court shall have entered an order approving the terms of this Agreement and authorizing the Parties to perform their obligations hereunder; and

iii.	Counsel to the Noteholders shall confirm in writing that the Noteholders hold Claims that collectively represent at least sixty-three percent (63%) in aggregate outstanding principal amount of the Notes as of the date this Agreement becomes effective.

iv.	Upon execution of this Agreement and at the specific request of the Parties hereto, the Debtors shall not conduct the Auction (as that term is defined in the Order (A) Approving Bidding Procedures and Overbid Protections in Connection with the Sale of Substantially All of Tronox’s Assets; (B) Approving the Form and Manner of Notice; (C) Scheduling an Auction and a Sale Hearing; and (D) Approving Procedures for Determining Cure Amounts, dated September 23, 2009) on December 21, 2009.

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          (h) Execution of this Agreement.
          This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
          (i) Settlement Discussions.
          This Agreement, the Plan and the Term Sheet are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
          (j) Consideration.
     Tronox and the other Parties hereby acknowledge that no consideration, other than that specifically described herein and in the Plan and the Term Sheet, shall be due or paid to any Noteholder for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than Tronox’s representations, warranties and agreement to use its commercially reasonable best efforts to obtain approval of the Disclosure Statement and to seek to confirm and consummate the Plan.
          (k) Notices.
     All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):
i.	If to Tronox, to:

Tronox Incorporated
3301 NW 150th Street
Oklahoma City, Oklahoma 73134
Attention: Michael J. Foster, Esq., General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jonathan S. Henes, Esq. and Patrick J. Nash, Jr., Esq.

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ii.	If to a Noteholder or a transferee thereof:

to the addresses or facsimile numbers set forth below following such Noteholder’s signature (or as directed by any transferee thereof)

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Thomas C. Janson

iii.	If to the Creditors’ Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, New York 10022
Attention: Brian Hermann, Esq.

iv.	If to the United States, to:

United States Attorney’s Office for the Southern District of New York
86 Chambers Street, 3rd Floor
New York, New York 10007
Attention: Matthew L. Schwartz & Tomoko Onozawa, AUSAs
Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or email shall be effective upon oral or machine confirmation of transmission.
All notices delivered hereunder shall also be concurrently delivered to the Replacement Facility Arranger care of Richard A. Levy, Esq., Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606.
          (l) Time of the Essence.
The Parties agree that time is of the essence with respect to each and every term and provision of this Agreement.
     9. Representatives.
          (a) Representation.
          Each Representative acknowledges that it is the attorney or representative for the owner of such Claims set forth on its respective signature page (each a “Client”).

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          (b) Support of Plan.
          As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each Representative agrees for itself that it shall use reasonable best efforts to recommend that its Client, or Clients, as the case may be (x) vote in favor of the plan; and (y) not object to or otherwise commence any proceeding or take any other action opposing any of the terms of this Agreement, the Disclosure Statement or the Plan.
     10. Substantial Contribution/Break-Up Fee and Transaction Expenses Reimbursement for Replacement Facility Arranger.
               (a) The Parties hereby agree and acknowledge that Replacement Facility Arranger has made a “substantial contribution” (within the meaning of Section 503(b)(3)(D) of the Bankruptcy Code) in the bankruptcy cases of Tronox by, among other things, (x) engaging in legal, business and other due diligence, negotiation and documentation relating to the DIP to Exit Facility, (y) engaging in substantial syndication efforts with respect to the DIP to Exit Facility, and (z) executing and delivering a definitive DIP to Exit Credit Agreement, all of which enabled the Parties to pursue the Plan as a superior alternative to the sale of all or a substantial portion of Tronox’s assets pursuant to the previously scheduled auction or otherwise.
               (b) As a result of such substantial contribution and demonstrable value provided by Replacement Facility Arranger to the Tronox estates and creditors, and in order to induce Replacement Facility Arranger to execute and deliver the DIP to Exit Credit Agreement by providing Replacement Facility Arranger with economic protection against the risk of Tronox, notwithstanding the terms of this Agreement, pursuing a Competing Transaction (as defined below), the Parties hereby agree that Replacement Facility Arranger shall be entitled, pursuant to Sections 363 and 503(b)(3)(D) of the Bankruptcy Code, to payment of (i) a fee in the amount of $8 million (representing approximately 1.88% of the principal amount of the DIP to Exit Facility) (the “Substantial Contribution/Break-Up Fee”), plus (ii) reimbursement for all of its reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement and the DIP to Exit Facility (including without limitation, the reasonable fees and expenses of its legal counsel, Latham & Watkins LLP, and any other professionals retained by Replacement Facility Arranger) (collectively, the “Transaction Expenses”), which Substantial Contribution/Break-Up Fee and Transaction Expenses shall be payable upon the closing of a Competing Transaction in the event (i) Replacement Facility Arranger is ready, willing and able to consummate the DIP to Exit Facility in accordance with and subject to the terms and conditions of the DIP to Exit Credit Agreement on or before December 24, 2009, and Tronox fails to consummate the DIP to Exit Facility by such date, and (ii) Tronox instead (x) consummates a debtor-in-possession financing transaction that is not arranged by the Replacement Facility Arranger, (y) extends the maturity date of the Existing DIP Facility or (z) consummates on or before December 31, 2010, or a transaction relating to the sale of all or a substantial portion of its assets (including, without limitation, the sale of its assets and businesses pursuant to Section 363 of the Bankruptcy Code) or the reorganization of Tronox other than pursuant to the Plan (any such transaction other than the transaction contemplated by the Plan, a “Competing Transaction”).

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          (c) In furtherance of Tronox’s payment obligations in respect of the Substantial Contribution/Break-Up Fee and Transaction Expenses, the Parties agree that Tronox shall file with the Bankruptcy Court on or before December 20, 2009, and use commercially reasonable efforts to schedule an expedited hearing thereon on or before December 22, 2009, and all Parties agree to use commercially reasonable efforts to support, a motion for the entry of an order, in form and substance reasonably satisfactory to the Replacement Facility Arranger (“Substantial Contribution/Break-Up Fee Approval Order”), authorizing payment in immediately available funds to Replacement Facility Arranger of the Substantial Contribution/Break-Up Fee and the Transaction Expenses in accordance with the terms and conditions of this Section. The Substantial Contribution/Break-Up Fee Approval Order may be incorporated into the order of the Bankruptcy Court approving Tronox’s execution, delivery and performance of the Plan Support Agreement. That portion of the non-refundable work fees previously paid to Replacement Facility Arranger in connection with the DIP to Exit Facility that has not been used for reimbursement of Transaction Expenses shall be credited against any Substantial Contribution/Break-Up Fee that is due and payable.
          (d) The provisions of this Section shall be immediately effective upon the execution and delivery of signed counterparts by each Party hereto, and each non-debtor Party shall be bound by the provisions of this Section regardless of whether the Bankruptcy Court enters the Substantial Contribution/Break-Up Fee Approval Order or whether Tronox is bound by the provisions of this Section or any other provisions of this Agreement prior to the entry of the Substantial Contribution/Break-Up Fee Approval Order, provided, however, that nothing in this section is intended to create a payment obligation for any Party other than Tronox.
          (e) This Section is without prejudice to the right of any other Party to assert that it is entitled to a substantial contribution payment under Section 503(b)(3)(D) of the Bankruptcy Code, and if any such request is made by any such Party (other than the Replacement Facility Arranger pursuant to this Section), all Parties other than such requesting Party reserve their rights to oppose any such request.
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Attachment 1 to Plan Support Agreement
Plan Term Sheet

Tronox Incorporated
RESTRUCTURING PROPOSAL
This term sheet (“Term Sheet”) is annexed as Attachment 1 to the Plan Support Agreement, dated December 20, 2009 (the “Plan Support Agreement”), among Tronox Incorporated (“Tronox”) and the other parties thereto, and sets forth the principal terms of a proposed restructuring (the “Restructuring”) of Tronox and its affiliate debtor subsidiaries (together with Tronox, the “Debtors”) in their pending chapter 11 bankruptcy cases (the “Chapter 11 Cases”) in the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).
Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Plan Support Agreement.

Overview of the Restructuring:	As described and defined below, and as set forth in the Plan Support Agreement, the Debtors will file a plan of reorganization with the Bankruptcy Court to implement the Restructuring, which plan of reorganization shall reflect the terms set forth in this Term Sheet and otherwise be in form and substance satisfactory to the Parties and, to the extent the terms and conditions of the Plan are inconsistent with the terms of the Credit Documents (as defined in the Credit Agreement) or adversely affect the interests, liens, rights, remedies, benefits or other protections of any or all of the DIP Administrative Agent, Collateral Agent (as defined in the Credit Agreement) and Lenders under the Credit Documents, in form and substance satisfactory to the DIP Administrative Agent under the Credit Agreement (the “DIP Administrative Agent”, and such plan of reorganization, the “Plan”).

Pursuant to the Plan, the Debtors will emerge from chapter 11 as a reorganized business through the consummation of a transfer, in accordance with sections 363 and 1123 of the Bankruptcy Code, of substantially all the assets of the Debtors and their respective subsidiaries (other than the Legacy Assets, as defined below, but including all cash and cash equivalents in the Debtors not to be expended in accordance with this Term Sheet), free and clear of all liens, claims and encumbrances, including Tort Claims and Environmental Claims (as such terms are defined below), except as otherwise specifically provided herein, to a newly formed Delaware corporation that will initially be a wholly-owned direct or indirect subsidiary of Tronox (“New Tronox”). Through the Rights Offering (as defined in the Commitment Agreement) and distribution under the Plan to holders of allowed unsecured claims against the Debtors, New Tronox will, following the Effective Date, be owned by the unsecured creditors of the Debtors and the Backstop Parties (as defined below).

Pursuant to the Plan and the order confirming the Plan, New Tronox shall not be deemed to be a legal successor, alter ego or continuation of, or have merged with, the Debtors, Kerr-McGee Corporation, Anadarko Petroleum Corporation and their respective affiliates, subsidiaries and predecessors, and shall not have any liability whatsoever based on any theory of successor or vicarious liability of any kind or character, or based upon any theory or legal principle under or relating to antitrust, environmental, tort, successor or transferee liability law, except as set forth herein.

Replacement DIP Financing:

Entry into Replacement DIP Facility	Pursuant to the terms of the Senior Secured Super-Priority Debtor-In-Possession and Exit Credit and Guaranty Agreement with Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent, attached as Exhibit A hereto (the “Credit Agreement”), certain lenders party thereto have agreed, on the terms and subject to the conditions set forth in the Credit Agreement, to provide replacement debtor-in-possession financing to the Debtors (the “Replacement DIP Facility”). In accordance with the terms of the Credit Agreement, the Debtors shall file a motion seeking approval of the Debtors’ entry into the Replacement DIP Facility, the Plan Support Agreement and the Commitment Agreement and seek entry of an interim order (the “Financing Order”), substantially in the form attached as Exhibit B hereto, approving the Debtors’ entry into the Replacement DIP Facility, the Plan Support Agreement and the Commitment Agreement.

Repayment of Existing DIP Facility and Prepetition Facility	Upon the closing of the Replacement DIP Facility, the Debtors shall use the proceeds of the Replacement DIP Facility and cash on hand to promptly pay in full in cash: (i) all DIP Obligations (as defined in the Final DIP Order, dated February 6, 2009 [Dkt No. 151]), except as provided herein, owed to Credit Suisse, as administrative agent, JPMorgan Chase Bank, N.A., as collateral agent, and each lender in connection with that certain debtor-in-possession financing facility dated January 13, 2009 by and among Tronox and Worldwide LLC, as Borrowers, Credit Suisse Securities (USA) LLC as Sole Lead Arranger and Sole Bookrunner, Credit Suisse, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent (the “Existing DIP Facility”); and (ii) all Prepetition Debt (as defined in the Final DIP Order), except as provided herein, owed to Credit Suisse, as administrative agent, and each lender under that certain secured credit facility dated November 28, 2006 by and among Tronox and Worldwide, as Borrowers, Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners, ABN Amro, as Syndication Agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as co-documentation agents, and Lehman Commercial Paper Inc., as Administrative Agent (the “Prepetition Facility”). Such payments shall be without prejudice to the civil action captioned Official Committee of Unsecured Creditors of Tronox Incorporated et al., on behalf of Estates of Tronox Incorporated et al. v. Credit Suisse et al. (Case No. 09-01388) (the “Lender Litigation”) and without prejudice to the Creditors’ Committee’s right to seek disgorgement of such payment.[1] DIP Obligations and Prepetition Debt, as defined in the Final DIP Order, include the principal amount of the loans outstanding under the facilities, unpaid fees and expenses (including advisors’ fees) incurred by the agent or any lender, and all accrued but unpaid interest as calculated under the facilities.

Notwithstanding the repayment of the Existing DIP Facility and the Prepetition

[1]	In connection with the payment of the DIP Obligations and the Prepetition Debt, the Debtors, the Creditors’ Committee and the lenders under the Existing DIP Facility and the Prepetition Facility have reached an agreement to resolve the Lender Litigation. The parties will be filing a motion under Bankruptcy Rule 9019 seeking approval of a settlement of the Lender Litigation that includes, among other things, a release of claims against the lenders under the Existing DIP Facility and the Prepetition Facility. The Debtors and the Creditors’ Committee agree not to sue the holders of the 9.5% senior unsecured notes issued under the Indenture, dated November 28, 2005, between Tronox Worldwide LLC, as issuer, and Citibank N.A., as indenture trustee, from all liabilities related to the issuance of such notes.

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Facility, until the Effective Date: (a) indemnities under the Existing DIP Facility and the Prepetition Facility shall continue in full force and effect and any such claims shall constitute superpriority administrative expenses junior to the superpriority administrative expenses granted in respect of the Replacement DIP Facility; and (b) any cash used to cash collateralize any DIP Letter of Credit or the Existing Letter of Credit (as defined in the Final DIP Order) shall be deposited in a separate collateral account (which account or accounts shall be subject to a perfected, unavoidable first priority lien senior to all other liens and not subject to any other liens including the liens securing the Replacement DIP Facility, provided, that the liens securing the Replacement DIP Facility shall extend to the Debtors’ rights with respect to such cash collateralization arrangement and the payoff letters relating to the repayment of the Existing DIP Facility and Prepetition Facility shall provide that as and when any DIP Letter of Credit or Existing Letter of Credit (as such terms are defined in the Credit Agreement) terminates or expires, the administrative agent or collateral agent under the Existing DIP Facility and Prepetition Facility shall promptly return to the Debtors that portion of the cash collateral equal to 105% of the undrawn amount, if any, of such DIP Letter of Credit or Existing Letter of Credit) and shall not be available to be used by the Debtors, any Chapter 7 trustee, any estate representative or any other successor or assign of the Debtors or their estates so long as any such DIP Letter of Credit or Existing Letter of Credit is outstanding.

Tronox and its subsidiaries shall not enter into any agreement with respect to debtor-in-possession financing for the Debtors (other than the Replacement DIP Financing) without the approval of the Backstop Parties.

Termination of Existing Sale Agreement and Cancellation of Auction	The Parties (other than Tronox) require, as a condition of their willingness to support the Restructuring, that the Debtors not pursue further the sale of substantially all of their operating assets. Accordingly, upon execution of the Plan Support Agreement and at the specific request of the Parties (other than Tronox) thereto, the Debtors shall not conduct the Auction (as that term is defined in the Order (A) Approving Bidding Procedures and Overbid Protections in Connection with the Sale of Substantially All of Tronox’s Assets; (B) Approving the Form and Manner of Notice; (C) Scheduling an Auction and a Sale Hearing; and (D) Approving Procedures for Determining Cure Amounts, dated September 23, 2009) on December 21, 2009. In addition, upon the closing of the Replacement DIP Facility, the Debtors shall terminate the Asset and Equity Purchase Agreement between Tronox Incorporated and certain of its affiliates, on the one hand, and Huntsman Pigments LLC, Huntsman Australia R&D Company Pty Ltd and Huntsman Corporation, on the other hand, dated as of August 28, 2009 (the “Existing Sale Agreement”), pursuant to Section 8(a)(vi) of the Existing Sale Agreement, and shall pay the break-up fee and reimbursable expenses to Huntsman Corporation in accordance with the terms of the Existing Sale Agreement. None of the parties to the Plan Support Agreement or the Commitment Agreement, their affiliates, or their or their affiliates’ officers, directors, agents, partners, shareholders, members, advisors or other representatives shall incur any liability, directly or indirectly, to any person, including Huntsman Pigments LLC, Huntsman Australia R&D Company Pty Ltd, Huntsman Corporation or any of their affiliates, as a result of the negotiation or execution of this Term Sheet, the Plan Support Agreement, the Commitment Agreement or the transactions contemplated hereby and thereby or the consummation of such transactions.

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Implementation of the Restructuring:	The Restructuring shall be effected pursuant to the Plan and the definitive documentation for the Restructuring, including, the purchase and sale agreement relating to the transfer of the Assets to New Tronox, if any, the documentation for the Rights Offering, the Registration Rights Agreement (as defined in the Commitment Agreement), the Environmental Settlement Documents (as defined below) and such other documentation as is necessary or desirable in connection with the Restructuring (collectively, the “Definitive Restructuring Documentation”). Prior to filing the Plan, the Parties shall mutually agree upon the Definitive Restructuring Documentation, which shall reflect the terms and conditions set forth herein and such other terms and conditions as shall be acceptable to the Parties (and, to the extent the terms and conditions are inconsistent with the terms of the Credit Documents or adversely affect the interests, liens, rights, remedies, benefits or other protections of any or all of the DIP Administrative Agent, Collateral Agent and the Lenders under the Credit Documents, the DIP Administrative Agent).

The Definitive Restructuring Documentation will include, among other things, various Environmental Settlement Documents concerning the resolution of Environmental Claims that shall be submitted for the approval of officials authorized on behalf of the Governmental Environmental Entities (as defined below) that have, or have asserted, Environmental Claims. The Environmental Settlement Documents shall then be submitted to the Bankruptcy Court for approval, after public notice and an opportunity for public comment if and to the extent required under applicable environmental law.

The Debtors shall continuously consult with the legal and financial advisors of the other Parties, and shall not undertake any material action with respect to the Restructuring or otherwise without first consulting with such advisors.

New Tronox; Transfer of Assets:	On the Effective Date, the Debtors and their subsidiaries shall transfer, pursuant to sections 363, 1123 and any other applicable provision of the Bankruptcy Code, to New Tronox all assets of Tronox and its subsidiaries other than the Legacy Assets (the “Assets”), which Assets shall include (a) the real estate and facilities owned and operated by the Debtors in Hamilton, MS, and Oklahoma City, OK, (b) subject to the terms set forth below in the section entitled “Henderson, Nevada Plant”, the leased facilities operated by the Debtors in Henderson, NV, (c) the wholly-owned Las Vegas area land, (d) the Debtors’ ownership interests in Basic Management, Inc. and The Landwell Company, LP., (e) the interests in the Tiwest Joint Venture, and (f) the real estate and facilities owned and operated by Tronox in Botlek, the Netherlands. Notwithstanding anything to the contrary herein (other than the section entitled “Henderson, Nevada Plant”), New Tronox may be subject to liabilities under applicable laws to the Governmental Environmental Entities as the owner or operator of the Assets after the Effective Date, and the Confirmation Order shall explicitly so provide.

“Legacy Assets” means those assets that are or may be subject to Tort Claims or Environmental Claims (other than any Assets), all Owned Sites (as defined below) and any such other assets as the Backstop Parties may determine, and shall include the Savannah, GA, Soda Springs, ID, Mobile, AL sites and the ownership interest of the Henderson, NV land and facility; provided, however, that the Debtors may, at their expense and in accordance with applicable health and safety requirements and under the supervision of the United States and the

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relevant State, remove certain equipment and other assets related to the operations from each of those sites and transfer such equipment and assets to alternate locations to be determined by New Tronox.

Funding of New Tronox:

Exit Credit Facility	On the Effective Date, the outstanding Replacement DIP Facility will convert into a senior secured and superpriority two tranche term facility (the “Exit Facility”) in accordance with the terms of the Credit Agreement. As provided in, and subject to the provisions of, the Credit Agreement (including the repayment of the second tranche of the Exit Facility), Tronox shall have a right to obtain an asset-based loan facility in lieu of the second tranche of the Exit Facility. Such asset-based loan facility shall be acceptable to the Backstop Parties and the Creditors’ Committee in all respects, and Tronox shall consult with the Backstop Parties’ legal and financial advisors throughout the process of obtaining such facility.

New Money Investment	Pursuant to the terms of the Equity Commitment Agreement attached hereto as Exhibit C (the “Commitment Agreement”), the purchasers party to the Commitment Agreement (the “Backstop Parties”) have agreed, on the terms and subject to the conditions set forth in the Commitment Agreement, to purchase shares of New Tronox common stock (the “New Tronox Common Stock”) not otherwise purchased by Eligible Holders (as defined below) in the Rights Offering.

The shares of New Tronox Common Stock purchased pursuant to the Commitment Agreement and the exercise of rights to purchase New Tronox Common Stock pursuant to the Rights Offering, together with the shares of New Tronox Common Stock to be issued is payment of the commitment fee as set forth below in the section entitled “Rights Offering: Commitment Fee”, shall represent, in the aggregate, 70% of the shares of New Tronox Common Stock to be outstanding on the Effective Date, on a fully-diluted basis, and shall be subject to dilution for shares of New Tronox Common Stock issued upon the exercise of options issued after the Effective Date under the management incentive plan described below.

Use of Proceeds	The proceeds from the Exit Facility and the purchase of New Tronox Common Stock pursuant to the Rights Offering and the Commitment Agreement shall be used by New Tronox to: (i) fund the Custodial Trusts and Anadarko Litigation Trust (as defined below); (ii) provide working capital to New Tronox after the Effective Date; and (iii) pay to the Debtors, in the form of a dividend to Tronox or as consideration for the assets to be transferred to New Tronox, cash sufficient for the Debtors to make distributions to creditors under the Plan in accordance with this Term Sheet.

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Rights Offering:

Right to Subscribe	All Eligible Holders (as defined below) will have a right to participate in the Rights Offering on a pro rata basis based on their respective allowed claims with respect to the Debtors (subject to rounding and minimum investment requirements). The aggregate purchase price for the shares of New Tronox Common Stock issuable upon exercise of the Rights shall be $105 million. The Rights will only be transferable in connection with a transfer of the claim against the Debtors to which such Rights related.

“Eligible Holder” means any person or entity who is (i) a holder of an allowed unsecured claim against the Debtors (other than Environmental Claims or Tort Claims) in excess of $25,000 on a record date to be determined, and (ii) an institutional “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended.

Backstop	On the terms and subject to the conditions set forth in the Commitment Agreement, the Backstop Parties have agreed to provide a standby commitment to purchase shares of New Tronox Common Stock offered in the Rights Offering, but not otherwise subscribed for by the Eligible Holders.

Commitment Fee	In consideration for the backstop commitment set forth above, the Backstop Parties will receive a fee equal to 4.0% of their respective committed amount, payable in the form of additional shares of New Tronox Common Stock or cash, as set forth in the Commitment Agreement.

Treatment of Claims against the Debtors:	The Plan shall provide for the following treatment of claims filed against the Debtors in the Chapter 11 Cases and such other terms not inconsistent with this Term Sheet, as shall be acceptable to the Parties and, to the extent such terms are inconsistent with the terms of the Credit Documents or adversely affect the interests, liens, rights, remedies, benefits or other protections of any or all of the DIP Administrative Agent, Collateral Agent and the Lenders under the Credit Documents, the DIP Administrative Agent.

Replacement DIP Facility Claims	On the Effective Date, the Replacement DIP Facility shall convert into the Exit Facility and the lenders under the Replacement DIP Facility will become lenders thereunder in accordance with the terms of the Credit Agreement. All claims held by lenders on account of the Replacement DIP Facility will be assumed by New Tronox on the Effective Date in accordance with the terms of the Credit Agreement.

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Administrative Claims	Each holder of an allowed administrative claim (collectively, the “Administrative Claims”) will receive payment in full in cash of the unpaid portion of its Administrative Claim on the Effective Date or as soon thereafter as practicable; provided, however, that any Environmental Claims asserted by federal, state, local, or tribal governmental units asserting claims or having regulatory authority or responsibilities with respect to environmental laws (the “Governmental Environmental Entities”) as Administrative Claims with respect to the owned sites set forth on Exhibit D (the “Owned Sites”) will not be paid in full in cash, but instead shall be addressed through the Custodial Trust Settlement Agreements (as defined below), and with respect to all non-owned sites set forth on Exhibit E (the “Other Sites”) will not be paid in full in cash, but instead shall be addressed through the Environmental Settlement Agreements, and all other Environmental Claims asserted by any Governmental Environmental Entity as Administrative Claims shall be resolved under the Plan as set forth herein, without the payment of any consideration other than as specifically set forth herein in the section entitled “Governmental Environmental Claims”.

Priority Tax and Other Claims	Allowed priority claims (the “Priority Claims”) will be paid in full in cash on the Effective Date, or as soon thereafter as practicable.

Other Secured Claims	All other secured claims shall be paid in full on the Effective Date (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the holder of such other secured claim, the Backstop Parties, the Creditor’s Committee and the Debtors; provided, that the Environmental L/Cs (as defined below) shall be transferred to the Custodial Trusts and all other letters of credit that remain outstanding shall roll over on the Effective Date in accordance with the terms of the Credit Agreement.

Intercompany Claims	On the Effective Date, all claims held by a Debtor or its subsidiaries against another Debtor or its subsidiaries (“Intercompany Claims”) shall be cancelled; provided, that Intercompany Claims, including Intercompany Claims held by, or against, Tronox Pigments International GmbH and Tronox Pigments GmbH and a Debtor or subsidiary, may be reinstated or transferred to New Tronox, as the case may be, at New Tronox’s option.

Tort Claims	This section relates to the following categories of timely filed non-governmental proofs of claim against the Debtors (and also to certain future non-governmental claims against the Debtors as set forth at the end of this section), whether known or unknown, whether by contract, tort or statute, whether existing or hereinafter arising, and including all such claims relating to the Owned Sites, the Other Sites, the Legacy Assets, the Assets or any product to the extent manufactured by, or any other property that was owned, operated or used for disposal by, the Debtors prior to the Effective Date and not by New Tronox, as follows: (a) personal injury, wrongful death claims and property damage, remediation, and restoration claims, whether by contract, tort or statute, related to creosote, benzene or other chemical exposure or release, environmental contamination or related matters (collectively “Non-Asbestos Toxic Exposure Claims”); (b) claims relating to asbestos exposure or release and all other non-governmental claims related to asbestos exposure (the “Asbestos Claims”); and (c) 50% of all allowed non-governmental breach of contract, indemnification, contribution, reimbursement or cost recovery claims (including third party claims for contribution or direct costs under the Comprehensive Environmental Response,

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Compensation, and Liability Act (“CERCLA”) or state CERCLA equivalents) (such allowed breach of contract, indemnification, contribution, reimbursement, or cost recovery claims are collectively referred to as “non-governmental CERCLA Claims”). The claims set forth in these sub-paragraphs (a), (b), and (c) are collectively referred to herein as the “Tort Claims”.

All Tort Claims shall be satisfied exclusively from the following sources: (i) the Litigation Proceeds payable from the Anadarko Litigation to the holders of Tort Claims (see the Anadarko Litigation Trust as set forth below); (ii) the payment in cash of $7 million on the Effective Date (which, for the avoidance of doubt, is separate from and in addition to the $115 million Funded Environmental Amount (as defined below); and, (iii) all net proceeds from any insurance policies providing any coverage for the benefit of any holders of Tort Claims.

The funds generated from these sub-paragraphs (i), (ii), and (iii) shall be paid into a Tort Claims Trust; after payment of administrative expenses, all remaining funds in the Tort Claims Trust (the “Distributable Amount”) shall be paid to the holders of Tort Claims as follows: (a) the holders of non-governmental CERCLA Claims shall collectively receive 12.5% of the Distributable Amount if the total collective valuation of the said non-governmental CERCLA Claims is equal to or greater than $100 million; if the total collective valuation of said non-governmental CERCLA Claims is less than $100 million then the 12.5% shall be proportionally reduced (for example, if the total collective valuation of the said non-governmental CERCLA Claims is $50 million, then the non-governmental CERCLA Claims shall receive 50% of 12.5%, or 6.25%, of the Distributable Amount); (b) 6.25% of the Distributable Amount shall be set aside for distributions to holders of Asbestos Claims and to be used to resolve claims of Future Tort Claimants (as defined below) or protect New Tronox from such claims, if any, the proper mechanism (acceptable to the Parties and the DIP Administrative Agent) for such resolution or such protection to be determined prior to the confirmation of the Plan; and (c) the holders of all other Tort Claims, namely the holders of Non-Asbestos Toxic Exposure Claims, shall receive the balance of the Distributable Amount. The timing and allocation of payment to the holders of non-governmental CERCLA Claims, to the Future Tort Claimants, to the holders of Asbestos Claims, and to the holders of Non-Asbestos Toxic Exposure Claims shall be pursuant to the terms of a Tort Claims Trust Distribution Agreement(s) to be prepared for the administration of all funds in the Tort Claims Trust. All Tort Claims shall be channeled to the Tort Claims Trust. New Tronox shall not be required to pay any fee or expense for the operation or administration of any trust or other arrangement established with respect to the determination, satisfaction, or resolution of any issues related to the Tort Claims (which fees and expenses shall be covered by the payments made to the Tort Claims Trust).

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The Plan and Confirmation Order will specifically provide that the reorganized business and Assets are transferred to New Tronox pursuant to sections 363, 1123 and any other applicable provisions of the Bankruptcy Code, free and clear of any successor liability claims with respect to any claims or liabilities of any of the Debtors, except as specifically retained. A “Future Tort Claimant” is an entity that establishes that it holds a Tort Claim that did not arise prior to the Effective Date or was not discharged under the Plan. The Debtors shall use commercially reasonably efforts to obtain an insurance policy for New Tronox against claims of Future Tort Claimants satisfactory to the Parties and the DIP Administrative Agent.

Governmental Environmental Claims	All civil claims against, and other civil responsibilities, obligations or liabilities of, the Debtors relating to or arising under any environmental law, including, without limitation, restoration and remediation of environmental issues asserted by any Governmental Environmental Entity (collectively, the “Environmental Claims”), will be treated as set forth below in the section entitled “Additional Information about the Environmental Settlements” through the Custodial Trusts, the Custodial Trust Settlement Agreements and the Environmental Settlement Agreements or, to the extent not so treated, shall be discharged under the Plan to the maximum extent provided under sections 363, 1123 or other applicable provisions of the Bankruptcy Code, and New Tronox shall not be subject to any Environmental Claims to the maximum extent provided under sections 363, 1123 or other applicable provisions of the Bankruptcy Code. Notwithstanding anything to the contrary in this Term Sheet, nothing in the Plan or Confirmation Order shall release, nullify, or preclude any liability of New Tronox as the owner or operator of a property of New Tronox with respect to any properties owned or operated after the Effective Date (other than with respect to Henderson, NV as set forth in the section entitled “Henderson, Nevada Plant”), and the Confirmation Order shall explicitly so provide.

The Debtors will transfer to the Custodial Trusts and the Anadarko Litigation Trust, in the aggregate, (i) all rights to prosecute and recover the proceeds from the pending litigation with Anadarko Petroleum Corporation, Kerr-McGee Corporation and their respective past or present parents, subsidiaries, affiliates, predecessors, successors, directors, officers or representatives (other than New Tronox and its subsidiaries, controlled affiliates, directors, officers or representatives), including all such claims that have been, could have been or could be asserted in the civil action Tronox Worldwide LLC & Tronox LLC v. Anadarko Petroleum Corporation et al. (Case No. 09-01198) (the “Anadarko Litigation”), (ii) $115 million in cash (the “Funded Environmental Amount”), (iii) certain Letters of Credit and surety bonds issued pursuant to the Prepetition Facility or their cash equivalent, at the beneficiary’s election (the “Environmental L/Cs”), as set forth on Exhibit F hereto; and (iv) to the extent applicable, available insurance policies and other rights to reimbursement or contribution for response actions (whether contractual or otherwise) held by the Debtors as of the date hereof. The Debtors and New Tronox shall use their reasonable best efforts to secure the consent of third parties, if necessary, to the transfer of any such insurance policies or rights to reimbursement or contribution. For the avoidance of doubt, the Funded Environmental Amount shall not change, including based on any changes in the funding raised by New Tronox, cash balances of New Tronox and its subsidiaries as of the Effective Date, allowed claims, or fees and expenses incurred prior to the Effective Date.

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Pension Claims	All pension obligations of the Debtors prior to the Effective Date shall be assumed by New Tronox, including the Tronox Incorporated Retirement Plan.

Unsecured Claims	On the Effective Date, the holders of allowed unsecured claims against the Debtors (which do not include Environmental Claims or Tort Claims, but which shall include 50% of all allowed non-governmental CERCLA Claims) will be distributed the shares of New Tronox Common Stock held by Tronox (representing in the aggregate 30% of the shares of New Tronox Common Stock to be outstanding on the Effective Date, subject to dilution on account of any management incentive stock or stock option plan). The New Tronox Common Stock shall be distributed to such unsecured creditors on a pro rata basis based on their respective allowed claims with respect to the Debtors.

A “convenience class” consisting of allowed claims below $25,000 shall be created, which shall entitle holders of such allowed claims to elect to receive payment in cash on the Effective Date on account of and in full satisfaction of their claims in an amount equal to a percentage of their allowed claims acceptable to the Backstop Parties and the Creditors’ Committee, to be funded by the Backstop Parties through the purchase of the shares of New Tronox Common Stock to which the electing holders belonging to the convenience class would otherwise be entitled, in lieu of receiving a distribution of New Tronox Common Stock.

For the avoidance of doubt, unsecured claims with respect to the Debtors filed by the United States or any other Governmental Environmental Entity, other than allowed claims under, or which relate to, any environmental law, shall be treated as unsecured claims subject to the treatment set forth in this paragraph. In consideration thereof, all unsecured claims against the Debtors shall be discharged and New Tronox and its subsidiaries and controlled affiliates shall have no responsibility, obligation or liability with respect thereto.

Equity Interests in Tronox	No recovery.[2]

Ongoing Remediation:	Until the Effective Date, the Debtors shall continue performing ongoing environmental monitoring and response work with respect to the Owned Sites and the Other Sites consistent with current post-petition practice (it being understood that the Debtors remain responsible for any obligations associated with any emergencies or extraordinary events occurring after the date hereof and prior to the Effective Date).

Settlement and Releases:	Except with respect to Environmental Claims, which shall be treated as set forth herein, all distributions to be made pursuant to the Restructuring will be in full satisfaction of, and represent a settlement of, all disputes and claims, including but not limited to satisfaction of all lender intercreditor agreements and interests of and between the parties receiving such distributions, including, without limitation, any litigation claims, whether known or unknown, arising between or among such parties. Releases provided to officers and directors shall not include

[2]	Notwithstanding anything in the Term Sheet, the Parties agree that they will meet with the Equity Committee to discuss potential recovery to the existing equity holders. The Debtors and any other Party may discuss proposals with respect to, and engage in negotiations regarding, such recovery with the Equity Committee and the other Parties; provided, however, that the consent of all Parties shall be required before any such recovery is provided for under a plan.

10

any individual contractual obligations they may owe to the Debtors.

The Plan will contain customary releases, indemnifications, and exculpations for, among others, all current and former officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals) of the Debtors, the Creditors’ Committee and its members, the members of the Committee (as defined in the Commitment Agreement) and any other Backstop Party, the agents, arrangers and lenders under the Existing DIP Facility, the agents, arrangers and lenders under the Prepetition Facility, the agents and lenders under the Credit Agreement and their respective advisors, attorneys, accountants and other representatives from any claims and causes of action arising on or prior to the Effective Date, except for criminal liability, willful misconduct and bad faith, and ultra vires acts asserted by any governmental agency, or as otherwise set forth in the Plan.

Nothing in the Plan, the Custodial Trust Agreements, or the Environmental Agreements shall in any way release any claim against, or liability of, Kerr-McGee Corporation, Anadarko Petroleum Corporation, the defendants under the Lender Litigation, or their officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals), whether such claims or liabilities be direct or indirect, fixed or contingent, including, but not limited to, the claims asserted in the Anadarko Litigation. For the avoidance of doubt, nothing shall in any way release any individuals who were former directors or officers of the Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation, unless such individuals were directors or officers of the Debtors or their subsidiaries as of April 1, 2006. All releases, indemnifications and exculpations for certain parties shall be conditioned upon cooperation with the Litigation Trustee (as defined below).

Notwithstanding any other provision in the Plan, the Custodial Trust Agreements, or the Environmental Settlement Agreements, no party or claimant is releasing any claim or liability related to, underlying, or that is the subject of the Anadarko Litigation and such parties and claimants expressly agree that their sole basis of recovery against the Debtors or New Tronox with respect to these claims or liabilities shall be limited to the recoveries set forth in the Plan, Custodial Trust Agreements, and/or Environmental Settlement Agreements.

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Additional Information about the Environmental Settlements

Anadarko Litigation Trust	On the Effective Date, the Debtors will establish a trust (the “Anadarko Litigation Trust”) to hold its rights to the Anadarko Litigation. The United States and the Debtors, in consultation with certain representatives of holders of Tort Claims and certain other Governmental Environmental Entities, shall jointly appoint a trustee to administer the Anadarko Litigation Trust, with the United States having the right to approve any such trustee (the “Litigation Trustee”). The Anadarko Litigation Trust will be funded on the Effective Date by a portion (which, for the avoidance of doubt, can be $0) of the aggregate $115 million of cash representing the Funded Environmental Amount, in an amount to be determined by the United States. The agreement governing the Anadarko Litigation Trust shall provide that New Tronox shall have no responsibility, obligation or liability with respect to the Anadarko Litigation, other than to retain or transfer to the Litigation Trustee all books, records and documents relevant to the Anadarko Litigation and to cooperate fully with the Litigation Trustee.

Fees, costs and expenses incurred in connection with the administration of the Anadarko Litigation Trust and the prosecution of the Anadarko Litigation after the Effective Date, including, without limitation, fees and expenses incurred by professionals retained by the Litigation Trustee, shall be borne by the Anadarko Litigation Trust and New Tronox shall have no responsibility, obligation or liability with respect thereto. Professional fees and expenses may be paid in accordance with the terms of a special fee arrangement with the Anadarko Litigation Trust, which the United States shall have the sole right to approve in consultation with certain other Governmental Environmental Entities and certain representatives of holders of Tort Claims, which shall in no event be required to fund the Anadarko Litigation Trust. Without limiting the foregoing, the United States and certain representatives of the holders of Tort Claims shall discuss in good faith certain non-economic aspects of the Anadarko Litigation Trust, including governance.

The Litigation Trustee shall (a) pursue the Anadarko Litigation and (b) distribute any recovery as a result thereof (the “Litigation Proceeds”) as follows: (i) 88% to the Governmental Environmental Entities in accordance with the Custodial Trust Settlement Agreements and Environmental Settlement Agreements, and (ii) 12% to the holders of Tort Claims, by delivery to the Tort Claims Trust. The United States shall have the right to approve or reject any proposed settlement of the Anadarko Litigation, after consultation with certain other Governmental Environmental Entities and certain representatives of holders of Tort Claims. Representatives of the United States, certain other Governmental Environmental Entities, and certain representatives of the holders of Tort Claims will have certain agreed rights concerning the pursuit of the Anadarko Litigation. In addition, the United States, separate from its participation in the Anadarko Litigation Trust, shall continue to enjoy the rights to participate in the Anadarko Litigation provided to it under the Order Approving Revised Stipulation and Order with Respect to Federal Debt Collection Procedures Act, signed August 20, 2009.

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In addition, the United States shall negotiate with certain representatives of the holders of Tort Claims in good faith to find additional value from the Anadarko Litigation, a meaningful portion of which will inure to the benefit of holders of Tort Claims.

Environmental Custodial Trusts	On the Effective Date, the Debtors will establish one or more custodial trusts (the “Custodial Trusts”) to transfer the Owned Sites to the Custodial Trusts, free and clear of all liens, claims and encumbrances other than any liability to governmental entities as provided in the applicable custodial trust agreements (collectively, the “Custodial Trust Agreements”). The Custodial Trusts shall conduct response action and restoration or fund response action and restoration of or related to the Owned Sites. Any property placed into a Custodial Trust may be sold or transferred with the approval of the United States and the State in which the property is located, and the proceeds shall be retained by the trust to be used as provided in the applicable Custodial Trust Agreement (a) for costs of administration of the applicable Custodial Trust, (b) to conduct any remaining response action and restoration relating to such property, or (c) to reimburse any Entity performing such response action or restoration. Thereafter any remaining proceeds shall be used as provided below.

The United States and the applicable Governmental Environmental Entities shall enter into environmental custodial trust settlement agreements for the Owned Sites (the “Custodial Trust Settlement Agreements”). The Custodial Trust Settlement Agreements shall be submitted for public notice and comment as required under federal environmental law and, where applicable, state environmental law of the state in which the applicable property is located. The agreements will determine how the Custodial Trusts will be operated by agreed-upon trustees and the role of the United States and the relevant State in approving funding of response action and restoration for the duration of the trusts. The Debtors and New Tronox shall have no responsibility or involvement with respect to the Custodial Trusts once they are established and funded in accordance with the provisions herein. Custodial Trust funding shall be held in trust in segregated trust accounts for each site and in an administrative account, all as provided for in the Custodial Trust Agreements. The relevant Governmental Environmental Entity and the Debtors will file any necessary pleading with the applicable district court seeking to modify the applicable Consent Decree or related document, if any, to conform to any applicable Custodial Trust Settlement Agreements and remove such Debtor as a party to the Consent Decree after the Effective Date.

Each Custodial Trust Settlement Agreement and each Environmental Settlement Agreement shall (i) have covenants not to sue or assert (or, for certain states, to the extent allowable under applicable state and federal law, releases of) any civil claims or civil causes of action against the Debtors, New Tronox and any successors in interest with respect to the Owned Sites (including pursuant to sections 106 and 107 of CERCLA) and (ii) provide that the Debtors, New Tronox and any successors in interest shall have protection from contribution actions or claims with respect to the Owned Sites (including pursuant to section 113 of CERCLA). Each such covenant and provision shall be similar to those in the recent Asarco LLC, et al. (Case No. 05-21207) bankruptcy as set forth in the related Amended Settlement Agreement regarding Miscellaneous Federal and State Environmental Sites and the Amended Consent Decree (the “Miscellaneous Settlement”) and Settlement Agreement Establishing a Custodial

13

Trust for Certain Owned Sites in Alabama, Arizona, Arkansas, Colorado, Illinois, Indiana, New Mexico, Ohio, Oklahoma, Utah and Washington (“Multi-State Custodial Trust Agreement”), including in the sections entitled “Covenants Not To Sue” and “Contribution Protection”, but excluding any provisions in paragraph 30 of the Miscellaneous Settlement or paragraph 12(i) of the Multi-State Custodial Trust Agreement.

The initial funding of the Custodial Trusts shall be the remaining portion of the aggregate $115 million of cash representing the Funded Environmental Amount, after the Anadarko Litigation Fund has been funded, if at all, to be funded on the Effective Date. Additional funding shall be as set forth above in the section entitled “Treatment of Claims against the Debtors: Environmental Claims”. Funding shall be allocated among the site accounts as provided in the Custodial Trust Settlement Agreements.

Upon completion of response action and restoration and reimbursement of any costs therefore required for a site, any funds held for that site by a Custodial Trust shall be transferred (a) first, in accordance with instructions provided by the United States and the appropriate State, to any other Custodial Trust in that State with remaining response action and restoration to be performed related to the sites and a need for additional trust funding; (b) second, in accordance with instructions provided by the United States after consultation with the States, to other open and operating Custodial Trusts in other States with remaining response action and restoration to be performed related to the sites and a need for additional trust funding; and (c) third, to the Superfund established under CERCLA.

Certain Governmental Environmental Entities shall also enter into environmental settlement agreements (the “Environmental Settlement Agreements”) with respect to the Other Sites. (For the avoidance of doubt, the Environmental Settlement Agreements and the Custodial Trust Settlement Agreements may be one form of agreement, which shall be satisfactory under this Term Sheet.) The Environmental Settlement Agreements shall provide for allowed claims and consideration, including funding from the Anadarko Litigation Proceeds and contribution sources, on terms to be determined by the Debtors and certain Governmental Environmental Entities, as set forth herein. The Environmental Settlement Agreements shall also provide for the retention by the United States of any Department of Energy reimbursement, or other funds subject to set-off, to be used at the direction of the United States. For the avoidance of doubt, the Governmental Environmental Entities shall not be entitled to additional recovery under the Plan as a result of the Environmental Settlement Agreements other than the distributions and treatment set forth above in the section entitled “Treatment of Claims against the Debtors: Environmental Claims”. The Environmental Settlement Agreements shall be submitted for public notice and comment as required under federal environmental law and, where applicable, state environmental law of the state in which the applicable property is located. The relevant Governmental Environmental Entity and Debtor will file any necessary pleading with the applicable district court seeking to modify the applicable Consent Decree or related documents, if any, to conform to the applicable Environmental Settlement Agreements and remove such Debtor as a party to the Consent Decree after the Effective Date.

14

Scope of United States Obligations under Plan Support Agreement and Term Sheet	Except as set forth in the last sentence of this paragraph, and notwithstanding anything else to the contrary in this Term Sheet or the Plan Support Agreement, (i) neither the Plan Support Agreement nor this Term Sheet shall impose any binding or enforceable obligations on the United States, and the terms of this Term Sheet shall not become binding and enforceable upon the United States unless and until the appropriate officials of the United States, on behalf of the United States, have executed and delivered the definitive Environmental Settlement Documents, after public notice and opportunity for public comment in accordance with applicable law and after the Bankruptcy Court has approved the definitive Environmental Settlement Documents, (ii) this Term Sheet may not be used or relied on by any party for any purpose other than as set forth in the last sentence of this paragraph, and (iii) this Term Sheet is not a permit, covenant not to sue, or release, and may not be used as a defense to any claim, action or proceeding. Notwithstanding the foregoing, the United States agrees to use its reasonable efforts (1) to negotiate the forms of definitive Custodial Trust Agreements, Custodial Trust Settlement Agreements and Environmental Trust Settlement Agreements and any other related documents and agreements, including all exhibits, schedules, annexes and other attachments thereto (collectively, the “Environmental Settlement Documents”) consistent with the terms of this Term Sheet, on or before February 28, 2010, (2) to initiate and diligently pursue both the public notice and comment proceedings and procedures in accordance with applicable law and any other action required by applicable law in order for the United States to be authorized to execute and deliver the definitive Environmental Settlement Documents, (3) to complete the public notice and comment proceedings and procedures by April 30, 2010, and (4) promptly after completion of the public notice and comment proceedings and procedures, to support, if appropriate after considering all public comments, the Debtors’ filing of a motion to obtain Bankruptcy Court approval of, and the Bankruptcy Court’s entry of an order approving, the definitive Environmental Settlement Documents. For the avoidance of doubt, the foregoing “reasonable efforts” clause applies solely to the timing of the Environmental Settlement Agreement and Custodial Trust Agreement process, and does not bind the United States to actually enter into such agreements unless and until (1) officials with authority have approved the Environmental Settlement Agreements and Custodial Trust Agreements; (2) the required public notice and comment period with respect to such agreements has closed; (3) the United States and other relevant Governmental Environmental Entities have decided to proceed with such agreements, as modified, if at all, in response to comments received; (4) the other signatories to the Plan Support Agreement (and the DIP Administrative Agent) have consented to any such modifications having a material impact upon them; and (5) the Bankruptcy Court has approved such agreements, as so modified.

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Governance:

Board of Directors	The board of directors of New Tronox will initially consist of a number of individuals to be determined by the Backstop Parties and the Creditor’s Committee. The initial board members shall be appointed by the Backstop Parties, and shall include the chief executive officer of New Tronox, and at least one of such directors (who shall be an “independent director” within the meaning of the rules of any stock exchange on which the shares of New Tronox Common Stock are listed (or if not so listed, would so qualify under the rules of the New York Stock Exchange)) shall be selected in consultation with the Creditors’ Committee and with the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, conditioned or delayed.

Other	Other governance arrangements to be determined, depending, in part, on whether New Tronox will be a public or private company on the Effective Date.[3]

Conditions Precedent:	The consummation of the Restructuring pursuant to the Plan will be subject to customary and appropriate conditions precedent, including but not limited to the following.

Listing of Common Stock	The Parties shall use commercially reasonable efforts to cause, on, or as soon as possible after, the Effective Date, the shares of New Tronox Common Stock to be listed on the NYSE or The NASDAQ Stock Market.

Documentation	All documentation prepared in connection with the Restructuring, including without limitation, the Plan, the Definitive Restructuring Documentation, and any documents, motions, pleadings, orders or the like prepared or filed in connection with the Chapter 11 Cases shall be in form and substance satisfactory to the Parties.

Government Consent	Any consent of the Governmental Environmental Entities necessary to effect the Environmental Settlement Agreements and Custodial Trust Settlement Agreements, including consent to modify or amend any Consent Decree as may be required thereunder, and any applicable public notice and comment proceedings and procedures or other regulatory approval requirements shall have been obtained, and the Environmental Settlement Agreements and Custodial Trust Settlement Agreements shall have been approved by the Bankruptcy Court on or prior to June 30, 2010.

The Debtors shall not object to, or seek to estimate, any Environmental Claims asserted by Governmental Environmental Entities that are party to any Environmental Settlement Agreements or Custodial Trust Settlement Agreements without the consent of the United States and the relevant claimant.

Other Consents	To the extent any consent or waiver is required to be obtained to effect the Restructuring (including the transfer of the Assets to New Tronox), such consent or waiver shall have been obtained or expired, such that New Tronox shall able, on the Effective Date, to take ownership of the Assets free and clear of all encumbrances.

[3]	If New Tronox is not a public company on the Effective Date, a customary shareholders agreement will be entered into, and the Plan and the Confirmation Order will provide that all parties receiving shares of New Tronox Common Stock in the Rights Offering or under the Plan shall be bound by such shareholders agreement.

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Replacement DIP Facility	The Debtors shall have obtained Bankruptcy Court authorization to enter into the Replacement DIP Facility and shall not have obtained additional debtor-in-possession financing prior to the Effective Date.

Henderson, Nevada Plant	The Debtors and the applicable Custodial Trust shall have entered into sale/leaseback and access agreements relating to the Henderson, Nevada facility, each on terms satisfactory to the Backstop Parties and the Creditors’ Committee and the relevant government agencies, which terms shall include significantly below market lease payments (but at least sufficient to pay for associated administrative expenses and property taxes), and shall specify that New Tronox is not responsible for costs of any environmental remedial action or restoration associated with the presence or releases of hazardous substances from or at any portion of the Henderson facility prior to the Effective Date and all areas affected by natural migration of such substances therefrom, except to the extent exacerbated by any act or omission of New Tronox after the Effective Date. New Tronox shall exercise due care at the Henderson facility with respect to existing contamination and shall comply with all applicable local, State and federal laws and regulations. Nothing in the previous sentence shall require New Tronox to clean up existing contamination in or under the ground that has not been exacerbated or aggravated by New Tronox or its successors, assignees, contractors, subcontractors, representatives, lessees or sublessees after the Effective Date. New Tronox recognizes that the implementation of response actions at the Henderson facility may interfere with New Tronox’s use of the property, and may require closure or delay of its activities or a part thereof. New Tronox agrees to cooperate fully with the United States Environmental Protection Agency (“EPA”) and the Nevada Department of Environmental Protection in the implementation of response actions at the Henderson facility and further agrees not to interfere with such response actions. The EPA, consistent with its responsibilities under applicable law, will use reasonable efforts to minimize any interference with New Tronox’s operations by such entry and response at the Henderson facility.

The lease shall contain customary provisions relating to indemnity by a tenant with respect to the operation of the tenant at the leased property following the Effective Date. For the avoidance of doubt, New Tronox shall retain any liability as an operator of the Henderson facility, and shall be responsible for related response action, if any, to the extent such liability or responsibility relates to releases of hazardous substances from any portion of the Henderson facility due to any act or omission of New Tronox after the Effective Date.

Available Funds	On the Effective Date, the aggregate amount of (i) available cash or cash equivalents for New Tronox (not including any restricted cash or cash equivalents) and (ii) undrawn amounts under the Exit Facility available to be drawn by New Tronox on such date, shall exceed $58,240,000, or such other lower amount as shall be agreed to by the Backstop Parties.

Non-governmental CERCLA Claims	On the Effective Date, the aggregate amount of allowed non-governmental CERCLA Claims shall not exceed $200 million; and there shall be no material unresolved non-governmental CERCLA Claims, which, individually or in the aggregate, after having been resolved, reasonably could cause the final aggregate amount of allowed non-governmental CERCLA Claims to exceed $200 million.

17

Other Features of the Restructuring:

Dilution	The New Tronox Common Stock issued in connection with the transactions to take place on or prior to the Effective Date, as set forth in this Term Sheet, will be subject to dilution by New Tronox Common Stock issued after the Effective Date, including upon issuance of New Tronox Common Stock pursuant to the management incentive plan set forth below.

Management Incentive Plan and Employment	Following the Effective Date, the board of directors of New Tronox will establish a management incentive plan that will provide for the issuance of certain equity-based awards exercisable for 5% of the New Tronox Common Stock, or such higher percentage as may be determined by the board of directors of New Tronox after the Effective Date, with a strike price at least equal to the Plan value.

In addition, following the Effective Date the board of directors of New Tronox shall review the employment arrangements with the management of New Tronox and enter into appropriate arrangements with those persons who will serve as the management of New Tronox after the Effective Date.

Charter Documents	All charter documents of New Tronox will be satisfactory to the Backstop Parties and the Creditors’ Committee.

Retained Causes of Action	All lawsuits, causes of action and claims held by the Debtors, including all tort actions where the Debtors are plaintiffs and all avoidance actions, but excluding the Anadarko Litigation, shall be included in the Assets and transferred to New Tronox on the Effective Date.

Expenses	Whether or not the transactions contemplated by this Term Sheet are consummated, the Debtors shall pay the reasonable and documented fees and out-of pocket expenses of the legal counsel and financial advisors to the Backstop Parties related to the Restructuring, provided, however, that the completion fee of $2 million contemplated by the Broadpoint Capital, Inc. engagement letter, which, notwithstanding anything set forth in such letter, shall only be payable upon consummation of the Restructuring.

Tax Issues	To be determined.

Governing Low	State of New York

18

Exhibits A, B and C to the Plan Term Sheet are attached to the Motion.

Exhibit D to Plan Term Sheet
Exhibit to list all domestic real property owned by the Debtors other than the Assets (as defined in the Term Sheet)

     Exhibit E to Plan Term Sheet
Exhibit to list, at minimum, all non-owned sites for which proofs of claim asserting Environmental Claims (as defined in the Term Sheet) have been filed

2

     Exhibit F to Plan Term Sheet
Environmental L/Cs

Debtor	Issuing Bank	Beneficiary	Amount
Cimarron Corporation	Bank One/JPM	US NRC	3,600,000
Tronox Worldwide LLC	JPMorgan	US EPA (Lakeview)	500,000
Tronox Incorporated	JPMorgan	Safeco Insurance Company (collateral for surety)	24,275,000
Tronox LLC	Bank One/JPM	City of West Chicago	1,019,789
Tronox Worldwide LLC	JPMorgan	Illinois Emergency Management Agency (West Chicago)	24,797,247
Tronox Worldwide LLC	JPMorgan	Safeco Insurance	3,400,000
		Company (collateral for surety)
Environmental Bonds/Sureties

Debtor	Type	Obligee	Amount
Kerr-McGee Refining Corporation	Encroachment permit bond	City of Louisville	10,000
Triple S Refining Corporation	Individual utility permit bond	Illinois Department of Transportation	2,000
Kerr-McGee Chemical Corporation	Financial guarantee	Elgin, Joliet and Eastern Railway	5,600,000
Tronox LLC	Financial guarantee	Illinois Department of Nuclear Safety	15,000,000
Kerr-McGee Refining Corporation	Right of way bond	City of Jacksonville, Fl.	5,000
Kerr-McGee Chemical LLC	Permit to drill ground water monitoring wells	City of Springfield, Mo.	19,500

3

Exhibits A, B and C to the Plan Support Agreement are attached to the Motion.

Schedule 1 to Plan Support Agreement
Illinois
North Carolina
Florida
Georgia
Louisiana
Missouri
Mississippi
Oklahoma
Nevada
Wisconsin
Texas
Indiana
New York
Ohio

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Tronox Incorporated

By:	/s/ Michael J. Foster

Michael J. Foster
Title:	Vice President

[Signature Page Plan Support Agreement]

PREET BHARARA
United States Attorney for the Southern
District of New York Attorney for the
United States of America

By:	/s/ MATTHEW L. SCHWARTZ

MATTHEW L. SCHWARTZ
Assistant United States Attorney
86 Chambers Street, 3rd Floor
New York, New York 10007
Tel. No.: (212) 637-1945
Fax No.: (212) 637-2750
E-mail: matthew.schwartz@usdoj.gov

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS OF TRONOX
INCORPORATED, ET AL.

By: AEGON USA Investment
Management, LLC, solely in its capacity as
Chair of the Creditors’ Committee and not
in its individual capacity,

By:	/s/ Jim Schaeffer

Title:	Senior Vice President

[Signature Page Plan Support Agreement]

Michael E. Carroll

By:	/s/ Michael E. Carroll

Title:

[Signature Page Plan Support Agreement]

Rio Algom Mining LLC

By:	/s/ Francis McAllister

Title:	VP & CFO

[Signature Page Plan Support Agreement]

Transamerica Life Insurance Company

By:	/s/ James K. Schaeffer

Title:	Vice President

[Signature Page Plan Support Agreement]

Transamerica Financial Life Insurance
Company

By:	/s/ James K. Schaeffer

Title:	Vice President

[Signature Page Plan Support Agreement]

Monumental Life Insurance Company

By:	/s/ James K. Schaeffer

Title:	Vice President

[Signature Page Plan Support Agreement]

Fidelity Investments Canada ULC, As
Trustee Of The Fidelity Balanced Fund

By:	/s/ Peter Bowen

Title:	VP and Fund Treasurer

[Signature Page Plan Support Agreement]

Fidelity Investments Canada ULC, As
Trustee Of The Fidelity Canadian Asset
Allocation Fund

By:	/s/ Peter Bowen

Title:	VP and Fund Treasurer

[Signature Page Plan Support Agreement]

Fidelity Investments Canada ULC, As
Trustee Of The Fidelity American High
Yield Fund

By:	/s/ Peter Bowen

Title:	VP and Fund Treasurer

[Signature Page Plan Support Agreement]

Fidelity Investments Canada ULC, As
investment manager of IG FI Canadian
Allocation Fund

By:	/s/ Peter Bowen

Title:	VP and Fund Treasurer

[Signature Page Plan Support Agreement]

Pension Investment Committee of General
Motors for General Motors Employccs
Domestic Group Pension Trust

By: Pyramis Global Advisors Trust
Company, as Investment Manager under
Power of Attorney

By:	/s/ Lynn M. Farrand

Title:	Director

[Signature Page Plan Support Agreement]

Commonwealth of Massachusetts Pension
Reserves Investment Management Board

By: Pyramis Global Advisors Trust
Company, as Investment Manager under
Power of Attorney

By:	/s/ Lynn M. Farrand

Title:	Director

[Signature Page Plan Support Agreement]

Illinois Municipal Retirement Fund

By: Pyramis Global Advisors Trust
Company, as Investment Manager under
Power of Attorney

By:	/s/ Lynn M. Farrand

Title:	Director

[Signature Page Plan Support Agreement]

Fidelity Management &
Research Company
on behalf of Fidelity Funds — US High Income

By:	/s/ J. Gregory Wass

J. Gregory Wass

Title:	Assistant Treasurer

[Signature Page Plan Support Agreement]

Fidelity Management &
Research Company
On behalf of Master Trust Bank of Japan Ltd. Re: Fidelity US High Yield

By:	/s/ J. Gregory Wass

J. Gregory Wass

Title:	Assistant Treasurer

[Signature Page Plan Support Agreement]

Fidelity Summer Street Trust: Fidelity
Capital & Income Fund

By:	/s/ Jeffrey Christian

Jeffrey Christian

Title:	Deputy Treasurer

[Signature Page Plan Support Agreement]

Fidelity Puritan Trust: Fidelity Puritan Fund

By:	/s/ Jeffrey Christian

Jeffrey Christian

Title:	Deputy Treasurer

[Signature Page Plan Support Agreement]

Fidelity Advisor Series I: Fidelity Advisor
High Income Advantage Fund

By:	/s/ Jeffrey Christian

Jeffrey Christian

Title:	Deputy Treasurer

[Signature Page Plan Support Agreement]

Variable Insurance Product Fund V:
Strategic Income Portfolio

By:	/s/ Jeffrey Christian

Jeffrey Christian

Title:	Deputy Treasurer

[Signature Page Plan Support Agreement]

Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund

By:	/s/ Jeffrey Christian
Jeffrey Christian
Title:	Deputy Treasurer
[Signature Page Plan Support Agreement]

Fidelity School Street Trust: Fidelity Strategic Income Fund

By:	/s/ Jeffrey Christian
Jeffrey Christian
Title:	Deputy Treasurer
[Signature Page Plan Support Agreement]

Scoggin Capital Management, LP II
By: S&E Partners, LP its: general partner
By: Scoggin, Inc. its: general partner

By:	/s/ Craig Effron

Scoggin International Fund, Ltd.

Scoggin, LLC its: investment manager

By:	/s/ Craig Effron

Scoggin Worldwide Distressed Fund, Ltd.

By: Old Bellows Partners LP Its Investment Manager
By: Old Bellows Associates LLC Its General Partner

By:	/s/ A. Dev Chodry

Plainfield Special Situations Master Fund II Limited

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch
Title:	Authorized Individual
[Signature Page Plan Support Agreement]

OZ Master Fund, Ltd.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer
[Signature Page Plan Support Agreement]

Goldman Sachs & Co. Profit Sharing Master Trust

By: OZ Management II LP, its investment manager
By: Och-Ziff Holding II LLC, its General Partner
By: OZ Management LP, its Member
By: Och-Ziff Holding Corporation its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer
[Signature Page Plan Support Agreement]

Gordel Holdings Limited

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer
[Signature Page Equity Commitment Agreement]

OZ Select Master Fund, Ltd.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer
[Signature Page Equity Commitment Agreement]

TRICADIA CAPITAL MANAGEMENT, LLC solely as Investment Manager and not individually

/s/ Julia Wyatt
By:	Julia Wyatt
Title:	CFO
[Signature Page Plan Support Agreement}

Plainfield OC Master Fund Limited

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch
Title:	Authorized Individual
[Signature Page Plan Support Agreement]

Plainfield Liquid Strategies Master Fund Limited

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch
Title:	Authorized Individual
[Signature Page Plan Support Agreement]

CAI DISTRESSED DEBT OPPORTUNITY MASTER FUND, LTD

/s/ Herbert Seif

By: Herbert Seif
Title:
[Signature Page Plan Support Agreement]

MACKAY SHIELDS LLC, as investment adviser or sub-advisor to certain clients holding 48,112,000 Notes

By:	/s/ Lucille Protas
Name:	Lucille Protas
Title:	Chief Operating Officer
[Signature Page Plan Support Agreement]